SEREFEX CORPORATION (FORMALLY SPECTRAFAX) FILES SUIT AGAINST FORMER CEO, HIS WIFE AND SON, RELATED TRUSTS AND NUMEROUS OFFSHORE BAHAMIAN TRADING ENTITIES IN AN AMOUNT IN EXCESS OF 1 MILLION DOLLARS.


Detroit, MI ... (Edgar)... October 1, 2002...Serefex Corporation (OTCBB: SFXC -NEWS), Formally SpectraFax (OTCBB: SRFX) announced today that it had filed suit in the United States District Court Eastern District of Michigan, Southern Division, (Case # 02-73714) on September 17, 2002, against Thomas J. Conwell, the former sole Director, President and CEO of SpectraFax, his wife Judith Conwell, his son Kent Conwell, their numerous respective trusts, and two offshore entities, which Thomas J. Conwell and members of his family controlled, Laketoju Ltd., and LSP Management Ltd.. The amount of the suit is well in excess of 1 million dollars.

After reviewing over hundreds of documents, and after numerous unsuccessful attempts to resolve the vast discrepancies with the Conwell family, the Board of Directors and it's officers have chosen to follow the advice of it's legal counsel and have determined that the only course of action left to protect the rights of our shareholders was litigation.

Mr. Brian S. Dunn, President stated, "We believe the facts and evidence to be very clear in support of our case and we look forward to returning to the shareholders what is rightfully theirs." Serefex is pleased to announce that it has retained the Marsalese Law Group, PLLC based out of Southfield, Michigan to handle this litigation. "By flagrantly violating their fiduciary duties, Thomas
J. Conwell and other family members, former SpectraFax executives and board members, put the entire company at risk and decimated the value of its stock," said Michael P. Marsalese, the lead attorney for Serefex and managing partner at The Marsalese Law Group, PLLC. "This case is simply another and perhaps even more potent means of holding corporate executives accountable for their unlawful behavior. After all, the shareholders own the company not the executives." Mr. Dunn went on to state," Michael possesses the aggressive determined spirit, legal expertise and successful record of accomplishment that our shareholders require for this particular case. We welcome him aboard our team." Furthermore, we anticipate additional litigation against various other entities and individuals whom, in the opinion of the Board of Directors and management, have caused harm to the corporation and it's shareholders.

The company is current with all of the required filings for the Securities and Exchange Commission and maintains a fully reporting status.
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SAFE HARBOR PROVISION

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. In order for the company to utilize the "safe harbor" provisions of the Private Securities Litigation Reform act of 1995, you are hereby cautioned, and the Company hereby notes, that these statements may be affected by risk factors affecting the Company generally, as well as those identified in the Serefex's Registration Statement on Form 10-SB with the Securities and Exchange Commission, and actual results could differ materially from the forward-looking statements. The Company undertakes no obligations to update or revise any such forward-looking statements.